As filed with the Securities and Exchange Commission on February 5, 1998
                                                 Registration No. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              __________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              __________________

                             SIGMA CIRCUITS, INC.
            (Exact name of registrant as specified in its charter)

                              __________________
         Delaware                                 77-0107167
(State of Incorporation)             (I.R.S.   Employer Identification No.)
                              ___________________

                               393 Mathew Street
                        Santa Clara, California  95050
                                (408) 727-9169
         (Address and telephone number of principal executive offices)

                              ___________________

 Stock Options Issued Outside the Amended and Restated 1997 Stock Option Plan

                           (Full title of the plans)

                             ____________________

                                B. Kevin Kelly
                     President and Chief Executive Officer
                                Sigma Circuits
                               393 Mathew Street
                         Santa Clara, California 95050
                                (408) 727-9169
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________
                                  Copies to:
                             Mark P. Tanoury, Esq.
                              Cooley Godward llp
                              3000 Sand Hill Road
                             Building 3, Suite 230
                       Menlo Park, California 94025-7116
                                (650) 843-5000
                           _____________________

                        CALCULATION OF REGISTRATION FEE

Title of                          Proposed     Proposed
Securities          Amount        Offering     Aggregate
to Be               to be         Price        Offering      Amount
Registered          Registered    Per Share    Price (1)     Registration Fee
Common Stock
(par value $.001)   240,000       $8.875       $2,130,000    $629


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The price per share and aggregate offering price are based upon the actual exercise price for shares subject to outstanding stock options granted outside the Amended and Restated 1997 Stock Option Plan.


      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration
Statement becomes effective.

           INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by Sigma Circuits, Inc., a Delaware corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K filed on September 26, 1997, pursuant to the Securities Exchange
Act of 1934, as amended (the "Exchange Act");

     (b) A description of the Company's Common Stock, which is contained in the Form 8-A Registration Statement filed by the Company with the Commission on May 17, 1994 as amended through the date hereof; and

     (c) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

                  DESCRIPTION OF SECURITIES

Not applicable.

           INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

          INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").
Article VI of the Company's Restated Certificate of Incorporation and Article XI of the Company's Bylaws provide for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification provision include current and former directors, officers, employees and other agents of the Company, as well as persons who serve at the request of the Company as directors, officers, employees or agents of any other enterprise. The Company has entered into agreements with its directors and officers to indemnify such persons against certain liabilities. The Company also maintains insurance for the benefit of its directors and officers insuring such persons against certain liabilities.

             EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

                          EXHIBITS

Number    Description
4.1(1)    Amended  and Restated Certificate of Incorporation
          of Registrant.

4.2(1)    Amended and Restated Bylaws of Registrant.

4.2(1)    Specimen Stock Certificate.

5.1       Opinion of Cooley Godward LLP.

23.1      Consent of Deloitte & Touche LLP.

23.2 Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1      Power of Attorney.  Reference is made to Signature
          Page.

99.1      Form  of  Stock  Option outside  the  Amended  and
          Restated 1997 Stock Option Plan.

_______________

(1)  Filed  as  an  exhibit  to the  Form  S-1  Registration
     Statement (No. 333-26843), as amended through the date hereof and incorporated herein by reference.

                        UNDERTAKINGS

(d)  The undersigned registrant hereby undertakes:

      a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i.   To include any prospectus required by section
10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided,  however,  that paragraphs  (a)(i)  and
(a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 4, 1998.

                         SIGMA CIRCUITS, INC.

                         By:  /s/ B. Kevin Kelly
                              B. Kevin Kelly, President
                              and Chief Executive Officer

                           POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints B. Kevin Kelly and Philip S. Bushnell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                        Date
/s/ B. Kevin Kelly            President and Chief          February 4, 1998
    B. Kevin Kelly            Executive Officer

/s/ Philip S. Bushnell        Chief Financial Officer      February 4, 1998
    Philip S. Bushnell        Senior Vice President,
                              Finance and Administration,
                              Secretary and Director
                              (Principal Financial and
                              Accounting Officer)

/s/ Robert P. Cummins         Chairman of the Board        February 4, 1998
    Robert P. Cummins


/s/ Carl Brockl               Director                     February 4, 1998
    Carl Brockl


/s/ William W. Boyle          Director                     February 4, 1998
    William W. Boyle

                             EXHIBIT INDEX

Exhibit
Number    Description
4.1(1)    Amended   and  Restated  Certificate  of  Incorporation   of
          Registrant.

4.2(1)    Amended and Restated Bylaws of Registrant.

4.2(1)    Specimen Stock Certificate.

5.1       Opinion of Cooley Godward LLP.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit
          5.1.

24.1      Power of Attorney.  Reference is made to Signature Page.

99.1      Form  of Stock Option outside the Amended and Restated  1997
          Stock Option Plan.

_______________

(1)  Filed  as  an  exhibit  to  the Form S-1  Registration  Statement
     (No.:333-26843),  as  amended  through  the   date   hereof   and
     incorporated herein by reference.

                                                           Exhibit 5.1


                          [Cooley Letterhead]

February 4, 1998

Sigma Circuits, Inc.
393 Mathew Street
Santa Clara, CA  95050

Re:  Sigma Circuits, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sigma Circuits, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 240,000 shares of Common Stock issuable outside the Amended and Restated 1997 Stock Option Plan.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:  /s/ Mark P. Tanoury
     Mark P. Tanoury


                                                                Exhibit 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Sigma Circuits, Inc. on Form S-8 of our report on the financial statements of Sigma Circuits, Inc. for the year ended June 30, 1997 and 1996 appearing in the Registrant's annual report on Form 10-K for the year ended June 30, 1997, filed pursuant to the Exchange Act.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
San Jose, California
February 4, 1998

                                                          Exhibit 99.1

                       NONSTATUTORY STOCK OPTION



[________________], Optionee:

      Sigma Circuits, Inc. (the "Company"), has this day granted to you, the Optionee named above, an Option to purchase shares of the common stock of the Company ("Shares"). This Option is not intended to qualify and will not be treated as an "incentive stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      The grant hereunder is subject to all of the provisions of the Sigma Circuits, Inc. 1997 Nonstatutory Stock Option Supplementary Terms and Conditions dated October 9, 1997 (the "Option Terms"), a copy of which is attached hereto, and its provisions are hereby made a part of this Option.

     The details of your Option are as follows:

     1. The total number of Shares subject to this Option is [_____________]. The date that the vesting period begins for this Option is October 9, 1997 (the "Vesting Period Commencement Date"). Subject to the limitations contained herein, fifty percent (50%) of the total number of Shares subject to this Option shall become vested and exercisable on October 9, 2000, which is three (3) years after the Vesting Period Commencement Date, and the remaining fifty percent (50%) will become vested and exercisable on October 9, 2001, which is four (4) years after the Vesting Period Commencement Date, until either (i) you cease to provide services for the Company for any reason or (ii) this Option becomes fully vested.

     2. (a) The exercise price of this Option is Eight and 875/1000 Dollars ($8.875) per Share, being the fair market value of a Share on the date of grant of this Option.

         (b) Payment of the exercise price per Share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

               (i) Payment of the exercise price per Share in cash (including check) at the time of exercise;

               (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of the Shares;

               (iii) Provided that at the time of exercise the Company's common stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned Shares held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which common stock shall be valued at its fair market value on the date of exercise; or

               (iv) Payment by a combination of the methods of payment permitted by subparagraph 2(b)(i) through 2(b)(iii) above.

     3. This Option may not be exercised for any number of Shares which would require the issuance of anything other than whole Shares.

     4. Notwithstanding anything to the contrary contained herein, this Option may not be exercised unless the Shares issuable upon exercise of this Option are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

     5. The term of this Option commences on the date hereof and, unless sooner terminated as set forth herein, terminates on October 9, 2007. In no event may this Option be exercised on or after the date on which it terminates.This Option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your Continuous Service (as defined in the Option Terms) for any reason or for no reason unless:

          (a) such termination of employment is due to your disability (as defined in the Option Terms) in which event the Option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment; or

          (b) such termination of employment is due to your death, in which event the Option shall terminate on the earlier of the termination date set forth above or eighteen (18) months after your death; or

          (c) during any part of such three (3) month period the Option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the Option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of employment.

           However, this Option may be exercised following termination of your Continuous Service only as to that number of Shares as to which it was exercisable on the date of termination of your Continuous Service under the provisions of paragraph 1 of this Option.

     6. (a) This Option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 8(d) of the Option Terms.

        (b) You and the Company may agree that you may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under this Option by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to you as a result of the exercise or acquisition of Shares under this Option or (iii) delivering to the Company owned and unencumbered Shares, including by delivering to the Company an attestation of ownership of owned and unencumbered Shares in a form approved by the Company. By exercising this Option you hereby agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this Option, the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise or the disposition of Shares acquired upon such exercise.

     7. This Option is not transferable, except by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, and is exercisable during your life only by you or a transferee pursuant to a domestic relations order. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this Option.

     8. This Option is not an employment contract, and nothing in this Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or on the part of the Company to continue your employment with the Company. In the event that this Option is granted to you in connection with the performance of services as a consultant, references to employment, employee and similar terms shall be deemed to include the performance of services as a consultant, provided, however, that no rights as an employee shall arise by reason of the use of such terms.

     9. Any notices provided for in this Option or the Option Terms shall be given in writing and shall be deemed effectively given upon receipt or,in the case of notices delivered by the Company to you, five
(5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

     10.  This  Option  is  further  subject  to  all  interpretations,
amendments, rules  and  regulations  which may   from  time  to time be
promulgated and adopted pursuant to the Option Terms.

     11. The provisions of this Option will be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Option to your immediate family; (b) the parties may disclose this Option in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Option as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and
(d) the parties may disclose this Option insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the provisions of this Option to any current or former Company employee or other personnel.

     Dated [_______________].